Exhibit 10.1

Dated	11 November	2022

SUNHYDROGEN, INC	(1)

AND

TECO 2030 ASA	(2)

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made on 11 November 2022 by and between:

(1)	SUNHYDROGEN, INC., a public limited company incorporated in the United States (the “Investor”), and

(2)	TECO 2030 ASA, a public limited company incorporated in Norway, with company registration no. 923 706 747 (the “Company”),

each referred to as a “Party” and jointly as the “Parties”.

WHEREAS:

(A)	The Company delivers technology that helps ships and other heavy-duty applications to reduce their environmental and climate impacts, inter alia by developing hydrogen fuel cells that enable ships and other heavy-duty applications to become emissions-free, and is listed on Euronext Growth Oslo. The Investor has developed a technology to produce renewable hydrogen using sunlight and any source of water and its common shares are traded on the OTC market in the US.

(B)	As of this date, the Company has a registered share capital of NOK 1,450,674.56, consisting of 145,067,456 shares, each with a nominal value of NOK 0.01.

(C)	For the purpose of enhancing the further development and the commercialisation of the Company’s business, it has been considering a potential raise of new equity and convertible debt.

(D)	Subject to the terms and conditions of this Agreement, the Company has agreed to issue the Investor Shares and the Convertible Bonds, and the Investor has agreed to subscribe for and acquire the Investor Shares and the Convertible Bonds.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Unless explicitly stated otherwise, expressions used in this Agreement, including its appendices or later amendments, starting with a capital letter shall have the following meaning:

Agreement	this subscription agreement entered into between the Parties;

Applicable Laws	any legally binding law, treaty, regulation, rule, act, statute, restriction or requirement of, or any agreement with, any governmental authority (whether supra-national, federal, state or local);

Bank Account	a client account at Fearnley Securities AS, as notified to the Investor;

Board Meeting	the board meeting of the Company where the board of directors approve the issuance of the Investor Shares and the issuance of the Convertible Bonds under the Convertible Loan;

Business Day	any day with the exception of Saturday, Sunday or any day on which banks are closed for general business in Oslo, Norway or New York, US;

Convertible Bonds	the bonds to be issued pursuant to the Convertible Loan;

Convertible Loan	the NOK 70.6 million secured convertible bond agreement dated 1 June 2022, pursuant to which the Investor shall subscribe for bonds for a NOK amount equal to USD 3 million based on a USD - Norwegian Kroner exchange rate of 10.4094, as published by the Norwegian Central Bank in Oslo, Norway on the last Business Day prior to this Agreement;

Investment	has the meaning given to it in clause 2.1

Investor Shares	the 13,443,875 new shares of the Company to be issued to the Investor for an investment of USD 7 million, based on a subscription price of NOK 5.42 per share, which is equal to the weighted average trading price of the shares at the Oslo Stock Exchange the last 20 days prior to, and including, the day of signing this Agreement and a USD - Norwegian Kroner exchange rate of 10.4094, as published by the Norwegian Central Bank in Oslo, Norway on the last Business Day prior to this Agreement;

Order	any legally binding resolution, order, injunction, judgment, decree, ruling or arbitration award or other decision of any governmental authority;

Representation Letter	the Representation Letter included in Appendix B to this Agreement; and

Subscription Form	the subscription form included in Appendix A to this Agreement.

2	ACQUISITION OF INVESTOR SHARES AND THE CONVERTIBLE BONDS

2.1	On the terms and conditions of this Agreement, and subject to the Investor’s board approval occurring prior to the Board Meeting and no material change occurring to the Company’s financial or commercial position between the date of this Agreement and the Board Meeting, the Investor hereby agrees to subscribe for:

(a)	the Investor Shares and settle the subscription price by way of paying;

(i)	USD 5 million to the Bank Account promptly after (and not prior to) the Board Meeting and in any event no later than three (3) Business Days from the date of the Board Meeting, unless otherwise instructed by the Company in writing; and

(ii)	USD 2 million to the Bank Account within fourteen (14) Business Days from the date of the Board Meeting, unless otherwise instructed by the Company in writing; and

(b)	the Convertible Bonds and settle the subscription price by way of paying USD 3 million to the Bank Account within fourteen (14) Business Days from the date of the Board Meeting, unless otherwise instructed by the Company in writing (together with the payments for the Investor Shares, the “Investment”).

3	CLOSING AND DELIVERY OF THE INVESTOR SHARES

3.1	At signing of this Agreement, the Investor shall sign the Subscription Form and the Representation Letter and deliver the duly signed documents to the Company.

3.2	The Investment shall take place, by way of the Investor paying a total amount of USD 10 million to the Bank Account as described in 2.1 a and b.

3.3	The proceeds will be released to the Company upon delivery of shares and convertible bonds to the Investors VPS account.

3.4	As soon as possible following the Board Meeting, the Company shall procure that the Investor Shares are issued to the Investor’s VPS account, as notified by the Investor.

4	NOTICES

4.1	All notices and communication related hereto shall be made in English language, sent to the following Parties’ addresses (or to such other address as a Party may specify by a written notice given to the other Party from time to time):

TECO 2030 ASA
Att: Tore Enger
E-mail: tore.enger@teco2030.no

SunHydrogen, Inc.
Att: Tim Young
E-mail: tyoung@sunhydrogen.com

4.2	Any communication to be made between Parties under or in connection with this Agreement may be made by electronic mail or other electronic means.

5	MISCELLANEOUS

5.1	Without prejudice to the Convertible Loan, this Agreement represents the entire understanding of the Parties related to the subject matter hereof and replaces any and all former correspondence and negotiations, whether written or oral, which took place prior to the execution hereof.

5.2	The Parties each undertake to keep the existence of this Agreement, its content and Parties’ related covenants and negotiations, as well as of all information the Investor has become acquainted with in connection with this Agreement (hereinafter as the “Confidential Information”) in strict confidence and protect the Confidential Information from its disclosure, divulgation or provision to unauthorised persons, misuse or use for any purpose other than the performance of rights and obligations under this Agreement, provided that the Company will disclose the investment and the identity of the Investor following the Board Meeting in accordance with applicable laws and regulations.

5.3	The Parties shall procure that the same level of confidentiality in respect of Confidential Information shall be maintained by its employees, officers, professional advisors or other contractors, which have become acquainted with the Confidential Information in connection with this Agreement.

5.4	A Party shall be liable for any and all damages incurred by the other Party as a direct consequence of breach of the other Party’s obligations under clause 5.2 and/or 5.3.

5.5	The Investor confirms and accepts that it has sufficient knowledge, sophistication and experience in financial and business matters to be capable of evaluating the merits and risks of an investment decision in the Company, it has had access to such financial and other information concerning the Company as it deems necessary or desirable in connection with the entering into of this Agreement, and has made such investigation with respect thereto as it deems necessary, it has made its own assessment of the Company and it has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any representative of the Company.

5.6	Neither Party is entitled to assign any rights, obligations or receivables arising hereunder to a third party without the prior written consent of the other Party.

5.7	Any changes or amendments hereto may be made only on the basis of the Parties’ agreement in the form of written amendments signed by both Parties. The same applies to any waiver of the mandatory written form required hereunder.

5.8	The Parties are obliged to inform each other of all circumstances, which may affect proper and timely performance of the subject matter of this Agreement and provide each other with any co-operation required for the achievement of the purpose of this Agreement and the envisaged legal consequences.

5.9	This Agreement shall become valid and effective as of the day of its execution by both Parties.

5.10	Should any provision of this Agreement be or become invalid, unenforceable and/or ineffective, the other provisions of this Agreement shall remain fully binding and enforceable. The Parties undertake to replace any such invalid, unenforceable and/or ineffective provisions by a valid, enforceable and effective provisions with a meaning as closely similar to the original replaced provisions as possible.

5.11	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts together constitute one agreement.

5.12	Each party shall bear its own costs and disbursements incurred in connection with the provision, negotiation, execution of this Agreement.

5.13	The Investor intends to nominate a board member in the Company at the extraordinary general meeting of the Company.

6	GOVERNING LAW

This Agreement and all other issues to which the Agreement relates shall be governed by and construed in all respects by the laws of Norway.

7	DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules of the Norwegian Act on Arbitration (Lov om voldgift, the “Rules”). An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties so notifies the other Parties in a written notification. The seat of arbitration shall be Oslo, Norway. The procedural law of this place shall apply where the Rules are silent. The language to be used in the arbitration proceedings shall be English unless otherwise agreed between the conflicting Parties. The arbitral tribunal shall consist of three arbitrators (the “Arbitration Panel”) who shall be nominated in accordance with the Rules. The Arbitration Panel shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief. Any award rendered by the Arbitration Panel shall be final, binding and un-appealable, and judgment may be entered on any such award by any court having competent jurisdiction.

IN WITNESS of the above this Agreement has been duly executed on the date written at the head of this Agreement.

EXECUTION PAGE TO SUBSCRIPTION AGREEMENT

SIGNED on behalf of the Company:

TECO 2030 ASA

Signature:	/s/ Sigurd Lange

Name, position: Sigurd Lange, Chairman

Date: 11 November 2022

SIGNED on behalf of the Investor:

SUNHYDROGEN, INC.

Signature:	/s/ Tim Young

Name, position: Tim Young Date: 11 November 2022

Undertaking on behalf of TECO Group AS

TECO Group AS undertakes to support the nomination and election of a board member appointed by the Investor, at the Company’s general meeting, and to ensure that such appointment can be made as soon as reasonably practical following the Investment.

Signature:	/s/ Sigurd Lange

Name, Position: Sigurd Lange, Board member

Date: 11 November 2022

APPENDIX A

Subscription Form

Subscription of Shares

Dear Members of the Board of Directors,

SunHydrogen, Inc.

hereby irrevocably authorises Fearnley Securities AS (or someone appointed by it), to, subject to our board’s approval and no material change occurring to the Company’s financial or commercial position between the date hereof and such subscription, take all actions required to subscribe for:

(i)	new shares with a par value of NOK 0.01 of the Company for a total of USD 7 million, with a subscription price of NOK 5.42 per share;

(ii)	bonds in the Company’s secured convertible bond agreement for a total NOK amount equal to USD 3 million,

and undertakes to pay the subscription price of the new shares and the Convertible Bonds in accordance with clause 2.1 (a) and (b) of the subscription agreement between Teco 2030 ASA and SunHydrogen, Inc. dated 11 November 2022, unless otherwise instructed by the Company in writing.

The new shares shall be delivered to our VPS account. Sincerely

/s/ Tim Young
Tim Young
CEO

APPENDIX B

Representation Letter

The undersigned (a) acknowledges that the issuance of the Investor Shares, the Convertible Bonds or the shares issuable upon conversion of the Convertible Bonds (the “Conversion Shares”) has not been registered or qualified under any federal or state securities laws of the United States, and the Investor Shares, Convertible Bonds and any Conversion Shares are being offered and sold in reliance upon exemptions provided for in the federal and state securities laws of the United States for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the federal securities laws of the United States and applicable state laws or unless an exemption from such registration and qualification is available, and (b) is purchasing the Investor Shares, Convertible Bonds and any Conversion Shares for investment purposes only for its own account and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of such securities in a manner that would violate the registration requirements of the federal securities of the United States.

The undersigned confirms to the Company that it has such knowledge and experience in business matters and that the undersigned is capable of evaluating the merits and risks of an investment in the Investor Shares, Convertible Bonds or the Conversion Shares and of making an informed investment decision and understands that (x) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment and (y) the purchase of the Investor Shares, Convertible bonds and the Conversion Shares by the undersigned is a speculative investment which involves a high degree of risk of loss of the entire investment.

The undersigned irrevocably authorizes the Company to produce this Representation Letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

SUNHYDROGEN, INC.

/s/ Tim Young
Name:	Tim Young
Title:	CEO

APPENDIX C

SIDE LETTER

This side letter (the “Side Letter”) is entered into on 11 November 2022 by and between:

(1)	TECO 2030 ASA, a Norwegian public limited company with business registration number 923 706 747 (the “Company”); and

(2)	SunHydrogen, Inc., a US incorporated company (the “Investor”).

WHEREAS, on 11 November 2022, the parties entered into subscription agreement for shares in the Company (the “Subscription Agreement”).

WHEREAS the Parties wish to enter into this side letter to further regulate their joint intention to pursue a potential business combination, as also discussed in the term sheet entered into on 3 November 2022.

IT IS HEREBY AGREED as follows:

1	POTENTIAL BUSINESS COMBINATION

The Parties agree that, following completion of the Subscription Agreement, they shall continue to explore the potential business combination of the Parties.

The Parties acknowledge and agree that the timing and structure of such business combination shall be subject to further discussions, but may potentially be completed by way of a contribution in kind of the Company into the Investor, with consideration shares to be issued by the Investor to the shareholders of the Company.

2	LISTING IN THE US

The Parties further agree that, upon completion of a business combination, the intention is that the Company shall be listed on a suitable US stock exchange.

If the combination is carried out as envisaged in clause 2 above, such listing will be carried out through a potential uplisting of the Investor, but if the combination is carried out otherwise, other entities, structures and listing venues may be relevant.

3	GOVERNING LAW AND ARBITRATION

This Side Letter and all other issues to which the Side Letter relates shall be governed by and construed in all respects in accordance with the laws of Norway.

* * *

This Side Letter is duly executed by the Parties on 11 November 2022.

TECO 2030 ASA		SunHydrogen, Inc.

/s/ Sigurd Lange		/s/ Tim Young
Name:	Sigurd Lange	Name:	Tim Young
Title:	Chairman	Title:	CEO

Tap Issue Addendum
2nd Tranche

1.	Pursuant to the convertible bond agreement (the “Bond Terms”) related to the below Bonds, the Issuer and the Bond Trustee enter into this Tap Issue Addendum (the “Addendum”) in connection with a Tap Issue under the Bond Terms:

Issuer:	TECO 2030 ASA
Security Agent:	Nordic Trustee AS
Bondholders:	The investors listed in appendix 1 to the Bond Terms and the Tap Issue Bondholder (as defined below)
ISIN:	NO 0012536376
Maximum Issue Amount:	NOK 120,000,000
Amount of Additional Bonds:	NOK 31,228,200
Amount Outstanding Bonds after the increase:	NOK 101,843,827
Date of Addendum:	11 November 2022
Tap Issue Date:	14 Business Days from the date of the Board Meeting, unless otherwise instructed by the Company in writing

2.	This Addendum is made between:

a)	the Issuer; and

b)	SunHydrogen, Inc., having its registered address at 10 E Yanonali Street, Suite 36, Santa Barbara, CA 93101, United States as bondholder of the Additional Bonds issued pursuant to this Addendum (the “Tap Issue Bondholder”).

3.	Terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Addendum. This Addendum is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Addendum.

4.	Pursuant to the Bond Terms the Issuer may issue Additional Bonds until the aggregate Nominal Amount of the Initial Bonds and all Additional Bonds equals the Maximum Issue Amount and the provisions of the Bond Terms will apply to all such Additional Bonds.

5.	The Net Proceeds from the issue of the Additional Bonds issued hereunder shall be used for the corporate purposes of the Group.

6.	The Tap Issue Bondholder shall, subject to its board’s consent occuring prior to the Board Meeting and no material adverse change occuring to the Issuer’s financial or commercial position between the date of this Addendum and the Board Meeting, subscribe for a number of Additional Bonds equal to NOK 31,228,200 at an issue price equal to the initial Nominal Amount for each subscribed Additional Bond.

7.	Subject to paragraph 6 above and paragraph 8 below, the Tap Issue Bondholder shall pay the subscription amount to a client’s account at Fearnley Securities AS no later than the Tap Issue Date, details of which shall be provided by Fearnley Securities AS in writing to the Tap Issue Bondholder.

8.	The Tap Issue Bondholder may request to receive the following documents in due time prior to the Tap Issue Date:

a)	this Addendum duly executed by all parties hereto; and

b)	copies of all necessary corporate resolutions (if any) to issue the Additional Bonds and execute this Addendum.

9.	The Issuer confirms that no Event of Default has occurred or would occur as a result of the making of the Tap Issue;

10.	This Addendum shall be governed by and construed in accordance with Norwegian law and the provisions of Clause 13 (Governing law and jurisdiction) of the Bond Terms shall apply as if set out in full herein (mutatis mutandis).

----000----

This Addendum has been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:		The Tap Issue Bondholder:

TECO 2030 ASA		SUNHYDROGEN, INC

/s/ Sigurd Lange		/s/ Tim Young
By:	Sigurd Lange	By:	Tim Young
Title:	Chairman	Title:	CEO